EXHIBIT 107

Calculation of Filing Fee Table

S-1

(Form Type)

Bloomios, Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	Rule 457(r)	225,858,506	$0.15	$33,878,775.90	0.00011020	$3,733.44
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—
	Total Offering Amounts					$33,878,775.90
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$3,733.44

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of this offering is $33,878,775.90.